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                                                                   EXHIBIT 10.21

                                AMENDMENT NO. 5

                              TO SERVICE AGREEMENT


       This Amendment No. 5 to Service Agreement (this "Amendment") is entered into as of the 26th day of March, 1997, between Phoenix Network, Inc., a Delaware corporation ("Carrier") and US ONE Communications Services Corp., a Delaware corporation ("USOC").

                                    RECITALS

       A. Carrier and US ONE Communications Corp., a Delaware corporation and parent corporation of USOC ("Parent") entered into a Communications Services Agreement, dated May 22, 1996 (the "Original Agreement") regarding the provision of various services by Parent to Carrier.

       B. With the consent of Carrier, Parent assigned its rights and obligations under the Original Agreement to USOC on November 9, 1996.

       C. Amendment No. 1 to Service Agreement was entered into by Carrier and Parent on October 11, 1996, Amendment No. 2 to Service Agreement was entered into by Carrier and Parent on October 11, 1996; Amendment No. 3 to Service Agreement was entered into on January 3, 1997 and Amendment No. 4 was entered into on December 30, 1996 (hereinafter, the "Prior Amendments"). (The Original Agreement, as amended by the Prior Amendments, is referred to herein as the "Agreement.")

       D. Pursuant to this Amendment, Carrier and USOC desire to amend the Agreement to more closely reflect the parties' intentions.

                                   AGREEMENT

       Now, therefore, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

       1. Capitalized Terms. Capitalized terms used without definition herein shall have the meanings assigned to them in the Agreement.

       2.     Charges.

              a.     Postalized Charges.  Retroactively effective to January 1,
1997, USOC shall charge Carrier $[                ] per minute for all Eligible
Traffic (as hereinafter defined) and $[          ] per minute for all Carrier
Switched Eligible Traffic (as hereinafter defined).  The total monthly





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charges to Carrier shall be calculated by multiplying the number of Billable
Minutes (as hereinafter defined) of Eligible Traffic and Carrier Switched Eligible Traffic, respectively, times the applicable rate. Carrier and USOC agree to revisit the per minute rates set forth in this Section 2.a. on, but no later than, December 31, 1997, and not less frequently than semi-annually thereafter from the date of this Amendment, and to reduce (but never increase) such rates to the same extent and degree that average LEC tariffs for access charges (originating and terminating) have decreased. As an example of this computation, if LEC access charge tariffs have decreased by $0.0050 per minute since the last rate re-evaluation, then, at the next rate re-evaluation, the per minute rate for Eligible Traffic and the per minute rate for Carrier Switched Eligible Traffic shall each also be reduced by $0.0050 per minute.

              b. Dedicated Services Charges. On behalf of Carrier, USOC will provision special access service at the DS-1 level and charge Carrier a
monthly recurring charge equal to the LEC tariff rate less [    ]% and a
Carrier Switched Eligible Traffic usage rate of $[        ] per minute for 1+
and 800 interstate and intrastate traffic.

              c. Non-Recurring Charges. For network build out on behalf of Carrier, USOC shall pass through and bill to Carrier any non-recurring charges billed to USOC by the ILEC for Carrier Identification Code ("CIC") activation, CIC redirection and trunk installation.

              d. Payments to Carrier; Offsets to USOC Charges. Retroactively effective to January 1, 1997, Carrier shall deduct from the amounts charged by USOC pursuant to Sections 2(a), 2(b) and 2(c) hereof, and, to the extent the following items exceed the charges from USOC in any month hereunder, USOC agrees to promptly pay the excess amount to Carrier of, the following:

              i. All costs incurred by Carrier for termination services provided by vendor carriers pursuant to Approved Vendor Contracts (as hereinafter defined) for Eligible Traffic and Carrier Switched Eligible Traffic;

              ii. All costs incurred by Carrier for 800 origination services provided by vendor carriers pursuant to Approved Vendor Contracts for Eligible Traffic and Carrier Switched Eligible Traffic;

              iii. All costs incurred by Carrier in securing inter-machine trunk transmission lines ("IMTs") pursuant to Section 5, provided that Carrier has used its reasonable efforts to secure best available pricing for such IMTs; and

              iv. Any Vendor Carrier Shortfalls (as hereinafter defined), provided, however, that as a condition precedent to USOC's responsibility to Carrier for Vendor Carrier Shortfalls in any given month, Carrier's Billable Minutes during such month shall equal or exceed the product of (a) Carrier's Billable Minutes for January 1997 and (b) the Applicable Percentage. The Applicable Percentage shall be [ ]%, [ ]%, [ ]% and [ ]% during each of the six month periods





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                     ending on June 30, 1997, December 31, 1997, June 30, 1998, and December 31, 1998, respectively. The foregoing condition precedent shall terminate on December 31, 1998.

              e.     Network Design Fee.  In addition to the foregoing payment
and/or offset obligations, USOC shall pay to Carrier a network design fee of
$[            ], payable in three equal monthly installments of $[ ] each on each of March 31, April 30 and May 31, 1997.

              f. Certain Definitions. As used herein, the following terms shall have the following meanings:

              i. Eligible Traffic shall mean shall mean all of Carrier's 1+ and 800 interstate and intrastate long distance traffic that is routed by at least one of USOC's long distance switches, excluding, however, any traffic that is also routed by a long distance switch owned by Carrier.

              ii. Carrier Switched Eligible Traffic shall mean all of Carrier's 1+ and 800 interstate and intrastate long distance traffic that is routed by at least one of USOC's long distance switches, but which is also routed by at least one long distance switch owned by Carrier.

              iii. Billable Minutes shall mean the number of minutes spent by Carrier's customers on long distance telephone conversations, measured from the time the person at the terminating end picks up the telephone to the time the person at the originating end hangs up the telephone.

              iv. Vendor Carrier Shortfalls shall mean the amount by which Carrier's total monthly minimum dollar usage commitments to its vendor carriers under Approved Vendor Contracts exceeds all amounts Carrier has been billed by its vendor carriers under Approved Vendor Contracts that apply toward Carrier's monthly minimum dollar usage commitments. Amounts which Carrier has been billed by its vendor carriers under Approved Vendor Contracts in any given month shall be deemed to include all amounts paid by USOC to Carrier pursuant to Sections 2.d.i., 2.d.ii. and 2.d.iii. on account of services resold to USOC under such Approved Vendor Contracts, but to exclude any payments made by Carrier to vendor carriers solely on account of missed monthly minimum dollar usage commitments.

              v. Approved Vendor Contracts shall mean (a) all of Carrier's vendor carrier contracts entered into on or prior to March 15, 1997 ("Existing Contracts"), (b) any extension of or successor to an Existing Contract that has an equivalent or lesser term length, equal or lesser volume commitments, and





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                     pricing and other terms that are at least as favorable as
                     its predecessor Existing Contract, and (c) any vendor carrier contract approved by USOC.

       3. PIC Management. USOC shall manage the PIC process for Carrier at no charge to Carrier.

       4. Billing Reconciliation and Procedures. USOC shall ensure that the actual monthly charges submitted to Carrier pursuant to Section 2 are reconciled with and match the Call Detail Records ("CDRs") for Billable Minutes of Eligible Traffic and Carrier Switched Eligible Traffic. On the 3rd Monday of every month, representatives of USOC and Carrier shall meet to agree on the net charges due from or to Carrier pursuant to Section 2 hereof, and, at the first such meeting, USOC and Carrier shall reconcile all charges applying retroactively from the date of this Amendment. Such meetings shall be held at the offices of USOC and Carrier, on alternating months. In the event of a dispute as to the amount of any payments or offsets claimed by either party pursuant to this Amendment, the parties agree to adhere to Section 4.4 of the Original Agreement regarding billing disputes.

       5. Network Services Purchase Arrangement. Carrier agrees to sell inter-machine trunking services to USOC, subject to availability and required service intervals. Carrier also agrees that USOC shall have the right to determine which vendor carrier shall be used by Carrier, pursuant to the Approved Vendor Contracts, on new routes purchased after the date of this Amendment by USOC under this Section 5, provided, however, that USOC agrees that the IMT spans designated on Attachment 1 hereto shall be purchased by the vendors designated thereon ("CD" denoting Comdisco and "WTG" denoting LDDS/WorldCom and its affiliates). Carrier shall also resell "off-net" network termination services to USOC via its Approved Vendor Contracts for Eligible Traffic and Carrier Switched Eligible Traffic. Notwithstanding anything in this Amendment or the Agreement to the contrary, USOC agrees that Carrier will maintain within its discretion one or more contracts with vendor carriers, or provisions within Approved Vendor Contracts, in order to handle call traffic other than Eligible Traffic and Carrier Switched Eligible Traffic.

       6. Traffic Conversion. Carrier shall convert 100% of its eligible 1+ and 800 interstate and intrastate traffic to Eligible Traffic or Carrier Switched Eligible Traffic by May 15, 1997, and maintain that percentage throughout the continued turn-up of USOC's national switching platform, subject to USOC's capacity and ability to handle such traffic without material service deficiencies or interruptions. Carrier shall convert at least 90% of its calling card and international traffic to Eligible Traffic or Carrier Switched Eligible Traffic by September 15, 1997, subject to Carrier's and USOC's subsequent agreement on pricing therefor (which Carrier and USOC agree to negotiate in good faith). USOC hereby represents and warrants that, upon full deployment of the first fourteen switches listed on Attachment 1 to Amendment No. 1 to Service Agreement, dated October 11, 1996, and the completion of its current LATA extension schedule, USOC will be able to accommodate, without material service deficiencies or interruptions, at least 90% (measured by minutes) of Carrier's long distance traffic, other than traffic routed by Carrier's owned switches and originating (a) through Carrier's Feature Group Ds, or (b) over Carrier's dedicated circuits. USOC





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and Carrier agree to negotiate in good faith an amendment addressing conversion of Carrier's Feature Group D and dedicated traffic.

       7. Titles and Subtitles. The section titles and subtitles used herein are for reference only and shall not effect the meaning or interpretation of any provision of this Amendment.

       8. Scope. Except to the extent modified or amended herein, the Agreement shall remain in full force and effect.

       9. Term. The term of this Amendment shall run from the date hereof through the remaining term of the Agreement, provided, however, that Carrier shall have the option at any time upon 90 days prior written notice to terminate this Amendment and return to the unbundled, nonpostalized pricing arrangement embodied in the Agreement without penalty.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written by their duly authorized representative.

US ONE COMMUNICATIONS CORP.        PHOENIX NETWORK, INC.



By: /s/ John H. Jacquay                    By: /s/ Wallace M. Hammond
   --------------------------------           --------------------------------
Name: John H. Jacquay                      Name: Wallace M. Hammond
Title: President, Network Services         Title: President and CEO





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